EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT
              ----------------------------------------------------


     We consent to incorporation by reference in the registration statements (No. 33-70478 and 333-62245) on Form S-8 and (No. 333-12893 and 333-47621) on
Form S-3 of Prime Medical Services, Inc. of our report dated March 1, 1999, relating to the consolidated balance sheets of Prime Medical Services, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Annual Report on Form 10-K of Prime Medical Services, Inc. for the year ended December 31, 1998.


/s/ KPMG LLP
--------------------------
Austin, Texas
March 30, 1999